Exhibit 99.1

Chevron Corporation Policy, Government and Public Affairs Post Office Box 6078 San Ramon, CA 94583-0778 www.chevron.com
NEWS RELEASE
EXHIBIT 99.1
FOR IMMEDIATE RELEASE
CHEVRON ISSUES INTERIM UPDATE FOR FOURTH QUARTER 2009
     SAN RAMON, Calif., January 11, 2010 — Chevron Corporation (NYSE:CVX) today reported in its interim update that earnings for the fourth quarter 2009 are expected to be lower than in the third quarter 2009. Upstream earnings are projected to be in line with third quarter results as the benefit of higher commodity prices is offset by the absence of gains recognized in the third quarter associated with formal approval of the Gorgon project in Australia. Downstream results are expected to be sharply lower, mainly due to significantly weaker refining margins.
     Basis for Comparison in Interim Update
     The interim update contains certain industry and company operating data for the fourth quarter 2009. The production volumes, realizations, margins and certain other items in the report are based on a portion of the quarter and are not necessarily indicative of Chevron’s quarterly results to be reported on January 29, 2010. The reader should not place undue reliance on this data.
     Unless noted otherwise, all commentary is based on two months of the fourth quarter 2009 versus full third quarter 2009 results.
UPSTREAM — EXPLORATION AND PRODUCTION
     The table that follows includes information on production and price indicators for crude oil and natural gas for specific markets. Actual realizations may vary from indicative pricing due to quality and location differentials and the effect of pricing lags. International earnings are driven by actual liftings, which may differ from production due to the timing of cargoes and other factors.
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		2008	2009
						4Q thru	4Q thru
		4Q	1Q	2Q	3Q	Nov	Dec
U.S. Upstream
Net Production:
Liquids	MBD	399	441	467	509	526	n/a
Natural Gas	MMCFD	1,320	1,379	1,395	1,420	1,399	n/a
Total Oil-Equivalent	MBOED	619	671	700	745	759	n/a

Pricing:
Avg. WTI Spot Price	$/Bbl	59.14	43.19	59.71	68.14	76.87	76.08
Avg. Midway Sunset Posted Price	$/Bbl	45.07	34.44	52.69	60.06	68.86	68.17
Nat. Gas-Henry Hub “Bid Week” Avg.	$/MCF	6.96	4.91	3.49	3.40	4.00	4.16
Nat. Gas-CA Border “Bid Week” Avg.	$/MCF	4.97	4.01	3.00	3.10	4.10	4.28
Nat. Gas-Rocky Mountain “Bid Week” Avg.	$/MCF	3.46	3.20	2.25	2.57	3.72	3.83

Average Realizations:
Crude	$/Bbl	51.43	36.85	53.21	63.28	69.92	n/a
Liquids	$/Bbl	49.13	36.00	50.42	60.20	66.94	n/a
Natural Gas	$/MCF	5.23	4.14	3.27	3.28	3.94	n/a

International Upstream
Net Production:
Liquids	MBD	1,308	1,360	1,346	1,350	1,392	n/a
Natural Gas	MMCFD	3,493	3,642	3,593	3,475	3,581	n/a
Mined Bitumen	MBD	31	25	26	27	26	n/a
Total Oil Equivalent — incl. Mined Bitumen	MBOED	1,921	1,992	1,970	1,957	2,014	n/a

Pricing:
Avg. Brent Spot Price [1]	$/Bbl	55.48	44.46	59.13	68.15	74.66	74.53

Average Realizations:
Liquids	$/Bbl	46.79	39.43	53.17	61.90	68.14	n/a
Natural Gas	$/MCF	5.10	4.21	3.73	3.92	3.99	n/a

[1]	The Avg. Brent Spot Price is based on Platts daily assessments, using Chevron’s internal formula to produce a quarterly average.
     Compared with the average for the third quarter 2009, U.S. net oil-equivalent production during the first two months of the fourth quarter rose 14,000 barrels per day primarily in the Gulf of Mexico.
     International net oil-equivalent production increased 57,000 barrels per day compared with the third quarter. The liquids component of oil-equivalent production increased 42,000 barrels per day reflecting normal operations in Nigeria and the continued ramp-up of production from the expansion project at the Tengiz Field in Kazakhstan. Net natural gas production increased 106 million cubic feet per day, mainly due to the completion of planned maintenance at North Sea fields and higher sales in Thailand.
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     For the first two months of the fourth quarter, U.S. crude oil realizations rose $6.64 per barrel to $69.92. International liquids realizations also improved by more than $6 to $68.14 per barrel. U.S. natural gas realizations increased $0.66 to $3.94 per thousand cubic feet compared with the third quarter, while average international natural gas realizations improved slightly to $3.99 per thousand cubic feet.
     International upstream earnings in the third quarter included gains and related tax effects of about $400 million connected with formal project approval of the Gorgon project.
DOWNSTREAM — REFINING, MARKETING AND TRANSPORTATION
     The table that follows includes industry benchmark indicators for refining and marketing margins. Actual margins realized by the company will differ due to crude and product mix effects, planned and unplanned shutdown activity and other company-specific and operational factors.

		2008	2009
						4Q thru	4Q thru
		4Q	1Q	2Q	3Q	Nov	Dec
Downstream

Market Indicators:	$/Bbl

Refining Margins
U.S. West Coast — Blended 5-3-1-1		15.29	19.20	15.18	16.13	11.04	11.83
U.S. Gulf Coast — Maya 5-3-1-1		18.96	14.74	13.46	12.54	11.08	11.56
Singapore — Dubai 3-1-1-1		6.07	5.49	4.08	4.54	2.11	2.46
N.W. Europe — Brent 3-1-1-1		6.58	4.18	4.36	4.23	3.77	3.59

Marketing Margins
U.S. West — Weighted DTW to Spot		9.11	0.83	3.61	8.96	8.69	7.71
U.S. East — Houston Mogas Rack to Spot		3.64	2.19	2.91	3.47	3.04	3.18
Asia-Pacific / Middle East / Africa		6.87	4.67	4.26	4.04	4.40	n/a

Actual Volumes:
U.S. Refinery Input	MBD	930	938	923	879	829	n/a
Int’l Refinery Input	MBD	973	985	970	985	967	n/a
U.S. Branded Mogas Sales	MBD	606	613	639	623	593	n/a
     Refining indicator margins worldwide for the full fourth quarter declined to the lowest levels of the year. Marketing indicator margins in the United States were also lower in the fourth quarter. Comparing October and November with the third quarter, the Asia-Pacific / Middle East / Africa marketing margin saw a modest improvement.
     During the first two months of the fourth quarter, daily U.S. refinery crude-input volumes were down 50,000 barrels per day, or about six percent, resulting from planned maintenance at the El Segundo refinery in California. Outside the United States, refinery crude-input volumes were down 18,000 barrels per day largely due to planned maintenance at the Burnaby refinery in Canada.
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     Both U.S. and international downstream results in the full fourth quarter are expected to be substantially lower, in large part due to depressed margins. Additionally, downstream earnings are projected to include unfavorable timing effects due in part to the increase in crude oil and refined product prices between the beginning and end of the quarter.
CHEMICALS

		2008	2009
						4Q thru	4Q thru
		4Q	1Q	2Q	3Q	Nov	Dec
Chemicals Source: CMAI	Cents/lb
Ethylene Industry Cash Margin		14.97	7.47	6.76	8.38	7.88	7.77
HDPE Industry Contract Sales Margin		22.28	17.98	24.56	27.59	23.71	22.33
Styrene Industry Contract Sales Margin		16.04	14.81	13.86	11.51	10.75	10.84
Note: Prices, economics, and views expressed by CMAI are strictly the opinion of CMAI and Purvin & Gertz and are based on information collected within the public sector and on assessments by CMAI and Purvin & Gertz staff utilizing reasonable care consistent with normal industry practice. CMAI and Purvin & Gertz make no guarantee or warranty and assume no liability as to their use.
     In the Chemicals segment, full fourth quarter earnings are projected to fall on lower margins and sales volumes across several product lines.
ALL OTHER
     The company’s general guidance for the quarterly net after-tax charges related to corporate and other activities is between $250 million and $350 million. Due to foreign currency effects and the potential for irregularly occurring accruals related to income taxes, pension settlements and other matters, actual results may significantly differ from the guidance range.
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NOTICE
Chevron’s discussion of fourth quarter 2009 earnings with security analysts will take place on Friday, January 29, 2010, at 8:00 a.m. PST. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s website at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events & Presentations” in the “Investors” section on the website.
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CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE
PURPOSE OF “SAFE HARBOR’’ PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM
ACT OF 1995
This Interim Update contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals, and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this Interim Update. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude-oil and natural-gas prices; refining, marketing and chemicals margins; actions of competitors or regulators; timing of exploration expenses; timing of crude-oil liftings, the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude-oil and natural-gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s net production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude-oil production quotas that might be imposed by the Organization of Petroleum Exporting Countries (OPEC); the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental statutes, regulations and litigation; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets and gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign-currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 30 and 31 of the company’s 2008 Annual Report on Form 10-K. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed in this Interim Update could also have material adverse effects on forward-looking statements.